EXHIBIT 10(k)

HARSCO CORPORATION
SUPPLEMENTAL RETIREMENT BENEFIT PLAN

PART B – AMENDMENT AND RESTATEMENT AS OF JANUARY 1, 2009

ARTICLE I

Establishment of Plan

1.1           Purpose.  The Harsco Corporation Supplemental Retirement Benefit Plan ("Plan") was established by Harsco Corporation ("Corporation") to provide supplemental retirement benefits to designated corporate and division officers and to compensate them for government-imposed reductions in benefits from and/or contributions to the tax-qualified plans in which they participate.

1.2           Tax/ERISA.  The Corporation intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended ("Code"), and administered as a "top-hat" plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

1.3          2009 Amendment and Restatement. The Plan was adopted as of  January 1, 1986 and restated as of October 4, 2002, effective for participating employees whose retirement or other termination date occurs on or after January 1, 2003.  The Plan is hereby again amended and restated, effective as of January 1, 2009, by the adoption of Part B of the Plan, as set forth herein.  Part A of the Plan, consisting of the October 4, 2002 Amendment and Restatement of the Plan, applies to a Participant’s benefit or any portion thereof that is considered to have been Deferred under the Plan prior to January 1, 2005 and which had become vested prior to said date (the “Section 409A Grandfathered Benefit”), in accordance with the terms of those documents in effect from time to time prior to October 3, 2004.  The Section 409A Grandfathered Benefit shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the codification of Code Section 409A.  The provisions of this Part B shall apply to any portion of a Participant’s benefit that is considered to have been Deferred during calendar years beginning on or after January 1, 2005, and any portion of a Participant’s benefit that was Deferred prior to January 1, 2005 but was not vested prior to said date.  This Part B of the Plan is intended to meet all of the requirements of Code Section 409A, so that Participants will be eligible to defer the receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan.  With respect to the period commencing January 1, 2005 and ending December 31, 2008 and with respect to the portion of a Participant’s benefit that is considered to have been Deferred during the 2005, 2006, 2007 and 2008 calendar years, or that was Deferred prior to January 1, 2005 but became vested during the period January 1, 2005 through December 31, 2008, the Plan was administered in accordance with a reasonable, good faith interpretation of Code Section 409A, Treasury Regulations, IRS Notices and other guidance issued thereunder, and such interpretation shall govern the rights of a Participant with respect to that period of time.

ARTICLE II

Definitions

2.1           Accrued Benefit.  The Supplemental Pension Benefit and the Supplemental Savings Benefit earned by a Participant under this Plan in accordance with the provisions of Article IV.

2.2           Actuarial Equivalent or Actuarially Equivalent.  With respect to an Accrued Benefit, an amount of equivalent value determined on such actuarial basis as the Committee, in its sole discretion, shall determine is reasonable and appropriate and which shall be applied by the Committee in a uniform and consistent manner.

2.3           Ancillary Agreement.  An instrument by which special arrangements for specific Participants are incorporated into this Plan.

2.4           Beneficiary.  Any person designated by a Participant to receive benefits which may be due, or become due, under this Plan.  If a Participant made no such designation, or if the designated person predeceases the Participant, the Beneficiary shall be the Participant's estate.

2.5           Board.  The Board of Directors of the Corporation.

2.6           Change In Control.  The first to occur of any one of the events described below:

(a)           Stock Acquisition.  Any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 ["the 1934 Act"], other than the Corporation or a corporation, a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by the Corporation, who is or becomes, other than by purchase from the Corporation or such a corporation, the "beneficial owner" (as such term is defined in Rule 13(d)-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 20 percent or more of the combined voting power of the Corporation's then outstanding voting securities.  Such a Change in Control shall be deemed to have occurred on the first to occur of the date securities are first purchased by a tender or exchange offer, or the date on which the Corporation first learns of acquisition of 20 percent of such securities, or the later of the effective date of an agreement for the merger, consolidation or other reorganization of the Corporation or Corporation shareholder approval thereof, as the case may be.

(b)           The date that a tender or exchange offer by any Person (other than the Corporation or Subsidiary) is first published or sent or given within the meaning of Rule 14e-2(a) of the General Rules and Regulations under the Exchange Act as may be amended, supplemented or superseded from time to time, if upon consummation thereof, such Person would be the Beneficial Owner of 20% or more of the combined voting power of the Corporation’s outstanding voting securities.

(c)           Change in Board.  During any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors ceases for any reason to constitute at least a majority of the Board of Directors, unless the election or nomination for election by the Corporation's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.  Such a Change in Control shall be deemed to have occurred on the date upon which the requisite majority of directors fails to be elected by the shareholders of the Corporation.

(d)           Other Events.  Any other event or series of events which, notwithstanding any other provision of this definition, is determined by a majority of the outside members of the Board of Directors of the Corporation to constitute a Change in Control of the Corporation for purposes of this Supplemental Plan.  Such a Change in Control shall be deemed to have occurred on the date of such determination or on such other date as such majority of outside members of the Board shall specify.

2.7           Committee.  The Management Development and Compensation Committee of the Board or such other committee as may be designated by the Board.

2.8           Compensation.  Total base salary plus 100% of nondiscretionary incentive compensation, (including the value of the awards made under the 1995 Executive Incentive Compensation Plan in common stock as of the date of the award, or in cash, and regardless of whether any such stock award is later forfeited) all taken into account when paid according to the provisions of a regular written plan covering officers as approved by the Board or a Committee thereof.  Effective January 1, 2003, the definition of Compensation is modified to include 50% of nondiscretionary incentive compensation paid on or after January 1, 2003.

2.9           Credited Service.  Service with Harsco and with any predecessor company acquired by or merged into Harsco if such service with the predecessor company is granted by the Board of Directors or a Committee thereof.  In computing Credited Service hereunder, the Corporation shall act in accordance with (a) rules applicable to the Related Harsco Plan or (b) if different, rules established by the Board of Directors or a Committee thereof.

2.10          Deferred.  An amount that is considered to be deferred within the meaning of Treasury Regulations sections 1.409A-6(a)(2) and 1.409A-6(a)(3).

2.11          Early Retirement Date.  The first day of the month following the Participant's attainment of 55 years of age and 15 years of Credited Service.

2.12          Final Average Compensation.  A Participant's average annual Compensation for the 60 highest consecutive out of the last 120 months prior to the date of retirement or Separation from Service for any reason prior to Normal Retirement Date.  If, due to absence because of disability or temporary layoff, a Participant's Compensation during any 12 month period in any of said 120 months falls below 75% of what it would have been had it not been for such absence, such period or periods shall be excluded and contiguous periods of months shall be used in determining the 60 highest consecutive months.

2.13          Normal Retirement Date.  The first day of the month following the Participant's 65th birthday.

2.14          Participant.  An officer or other employee of the Corporation who has been approved for participation in the Plan pursuant to Article III.

2.15          Pension Committee.  The Committee appointed by the Board of Directors or a Committee thereof to administer qualified and nonqualified pension plans.

2.16          Post-2004 Supplemental Pension Benefit.  Any portion of a Participant’s Accrued Benefit that was not Deferred and vested as of December 31, 2004.

2.17          Postponed Retirement Date.  The first date of the month following the Participant's Separation from Service after his Normal Retirement Date.

2.18          Related Harsco Plan.  The Related Harsco Plan shall be, with respect to the Supplemental Pension Benefit, the Harsco Employees Pension Plan and, with respect to the Supplemental Savings Benefit, the Harsco Retirement Savings and Investment Plan.

2.19          Separation from Service.  A “separation from service” within the meaning of Code Section 409A and regulations issued thereunder.

2.20          Social Security Covered Compensation.  As defined by Social Security Integration Table I - (see attached Exhibit 1).  This table is subject to change as Social Security covered compensation maximums are changed.

2.21          Supplemental Pension Formula.  0.8% of Final Average Compensation, up to the Social Security Covered Compensation plus 1.5% of Final Average Compensation in excess of the Social Security Covered Compensation, multiplied by Credited Service to a maximum of 33 years and divided by 12.

No Participant’s Supplemental Pension Benefit taken on or after January 1, 2003 shall be less than his Accrued Benefit as of December 31, 2002 under the prior formula (0.8% of Final Average Compensation, up to the Social Security Covered Compensation plus 1.6% of Final Average Compensation in excess of the Social Security Covered Compensation, multiplied by Credited Service to a maximum of 33 years and divided by 12).

Notwithstanding the foregoing, the Supplemental Pension Formula for a designated Nonofficer Key Employee will be 1.5% per year of Credited Service up to a maximum of 33 years, multiplied by Final Average Compensation and divided by 12.

ARTICLE III

Eligibility and Vesting

3.1           Eligibility to Participate in the Plan.  All officers of the Corporation, and division officers elected by the Board of Directors shall be eligible to participate in this Plan.  Also eligible to participate will be Nonofficer Key Employees designated by the Chief Executive Officer (to be listed on the attached Schedule A) from time to time effective for retirements on or after January 1, 1999.

3.2           Vesting.  A Participant's right to his Supplemental Savings Plan Benefit under the Plan shall be 100% vested and nonforfeitable at all times.  Except as provided below, a Participant’s right to his Supplemental Pension Benefit under the Plan shall vest and become nonforfeitable upon completion of 5 Years of Vesting Service (as such term is defined in the Related Harsco Plan).  A designated Nonofficer Key Employee’s Supplemental Pension Benefit will become 100% vested upon the earliest of the Nonofficer Key Employee’s attainment of age 58 with 25 years Credited Service, age 60 with 15 years of Credited Service, or age 65 with 10 years of Credited Service.  Notwithstanding any provision to the contrary, all Participants shall become fully vested in their entire Accrued Benefit as of the date of consummation of a Change In Control.

ARTICLE IV

Supplemental Benefits

4.1           Supplemental Pension Benefit.  The Supplemental Pension Benefit shall be the greater of the monthly amounts calculated under (a) or (b) as set forth below:

(a)           The Supplemental Pension Formula, offset by the monthly retirement benefit payable to the Participant from the Related Harsco Plan, both calculated on a 10 year certain and continuous basis and assuming that the Participant commences his benefit payments under the Related Harsco Plan at the same time as his Post-2004 Supplemental Pension Benefit; and

(b)           The difference between (i) the monthly pension benefit which the Participant would have been entitled to under the Related Harsco Plan, calculated without regard to the limitation on benefits imposed by Code section 415, the ceiling on covered compensation imposed by Code section 401(a)(17) and any similar limitation or restriction imposed by the Code or ERISA, and (ii) the monthly pension benefit actually payable to the Participant under the Related Harsco Plan, both calculated on a 10 year certain and continuous basis and assuming that the Participant commences his benefit under the Related Harsco Plan at the same time as his Post-2004 Supplemental Pension Benefit commences.

(c)           For purposes of clarity, a Participant’s Section 409A Grandfathered Benefit that is attributable to his Supplemental Pension Benefit (the “Grandfathered Supplemental Pension Benefit”) shall be paid to the Participant at the same time and in the same form as the Participant’s benefit under the Related Harsco Plan is paid. The Participant’s Post-2004 Supplemental Pension Benefit will be calculated as follows:

(i)           If the Participant’s Post-2004 Supplemental Pension Benefit is payable at the same time as the benefits described in the first sentence of this Section 4.1(c), the Participant’s total Supplemental Pension Benefit shall be determined as provided in Section 4.1(a) or (b) above (as applicable).  The Participant’s Post-2004 Supplemental Pension Benefit shall be equal to the Participant’s total Supplemental Pension Benefit, less the Participant’s Grandfathered Supplemental Pension Benefit (but not less than zero).

(ii)           If the Participant’s Post-2004 Supplemental Pension Benefit is not paid at the same time as the benefits described in the first sentence of this Section 4.1(c), the amount payable to the Participant as his Post-2004 Supplemental Pension Benefit pursuant to this Part B of the Plan shall be equal to the Participant’s total Supplemental Pension Benefit as provided in Section 4.1(a) or (b) above (as applicable), less the Participant’s Grandfathered Supplemental Pension Benefit (but not less than zero), subject to the following additional criteria.  Both the

Participant’s total Supplemental Pension Benefit and Grandfathered Supplemental Pension Benefit shall be determined as of the date payment of the Participant’s Post-2004 Supplemental Pension Benefit commences, regardless of the actual commencement date of the Participant’s Grandfathered Supplemental Pension Benefit.

4.2           Supplemental Savings Benefit.  Effective January 1, 2003, no further Supplemental Savings Plan Benefit (e.g. Phantom Shares) shall be earned.  However, quarterly dividend income will continue to accrue on existing Phantom Shares.  Notwithstanding anything in the Plan to the contrary, a Participant’s Supplemental Savings Plan Benefit is considered part of his Section 409A Grandfathered Benefit and shall continue to be governed by the terms of the Plan, as such terms were in effect on October 3, 2004.

For years prior to January 1, 2003, the Supplemental Savings Plan Benefit shall be determined as follows:  If the amount of a Participant's contributions to the Related Harsco Plan is limited as a result of the Code or ERISA such that the Participant is unable to contribute the maximum amount of Matched After-Tax Contributions and/or Matched Tax Saver Contributions permitted by such Related Harsco Plan, then the Participant shall be entitled to receive the difference between (a) and (b) as set forth below:

(a)           The amount of Corporation's matching contributions to the Related Harsco Plan that would have been made for the account of such Participant, but for the Code or ERISA limitations, and

(b)           The amount of Corporation's matching contributions actually made to the Related Harsco Plan for the account of such Participant.

The amount payable pursuant to the provisions of this paragraph shall include adjustments for changes in the market value of the Corporation stock that would have been purchased by the Corporation's matching contributions that would have been made to the Related Harsco Plan for the account of a Participant, but for the ERISA limitations including dividends that would have been payable on such stock.

4.3           Provision for Heckett MultiServ – East Division Officers.  The Plan also provides that officers of the Heckett MultiServ - East Division will receive supplemental payments to make up any reduction in benefits payable from a Related Harsco Plan (but only to the extent such Related Harsco Plan is a defined benefit plan) to the extent the value of the company common stock award under the provisions of the Executive Incentive Compensation Plan is not includable in such Related Harsco Plan's definition of pensionable earnings.

ARTICLE V

Supplemental Pension Benefit Distribution

5.1           Time of Payment.  The Post-2004 Supplemental Pension Benefit payable to a Participant shall commence no later than 60 days after the first business day of the seventh calendar month following the date the Participant incurs a Separation from Service on or after his Early, Normal or Postponed Retirement Date, permanent disability or termination of employment with a vested Post-2004 Supplemental Pension Benefit.  A Participant shall not have the right to designate the tax year in which such Post-2004 Supplemental Pension Benefits are payable.

(a)           Early Retirement Benefit.  A Participant who incurs a Separation from Service on or after his Early Retirement Date and prior to his Normal Retirement Date shall be entitled to a Supplemental Pension Benefit based on his Normal Retirement Date, adjusted actuarially in accordance with Tables B and C attached hereto.

(b)           Postponed Retirement.  The Supplemental Pension Benefit payable to a Participant who continues employment after his Normal Retirement Date will be calculated as of his Normal Retirement Date.

(c)           Disability Benefit.  A Participant who incurs a Separation from Service on account of “permanent disability” (determined using the eligibility requirements for disability retirement benefits under the Related Harsco Plan), shall be entitled to a Supplemental Pension Benefit calculated as his date of disability.

(d)           Death Benefit.  If a Participant’s employment terminates on account of death on or after qualifying for a Supplemental Pension Benefit, but before actual benefit commencement, there shall be payable to the Beneficiary of such Participant a monthly benefit equal to the Supplemental Pension Benefit actuarially adjusted to provide a life annuity payable for the life of the Beneficiary. Payment of the portion of the death benefit attributable to the Participant’s Post-2004 Supplemental Pension Benefit will begin on first payroll date of the month immediately following the month of the Participant’s death, such payments to continue during the lifetime of such Beneficiary.

5.2           Form of Payment.  The normal form of Post-2004 Supplemental Pension Benefit payable to a Participant on his payment commencement date under the Plan will be a life only annuity (as described below).  In lieu of receiving the Post-2004 Supplemental Pension Benefit in the normal form, at any time prior to the date his or her Post-2004 Supplemental Pension Benefit payments commence in accordance with Section 5.1, a Participant may elect, on a written form acceptable to the Committee, to receive his or her Post-2004 Supplemental Pension Benefit in any one of the following forms (the “Optional Forms”), each of which are Actuarially Equivalent to the life only annuity:

(a)           Life Annuity – a monthly benefit is paid to the Participant during his or her lifetime with no payment made after the Participant’s death.

(b)           180-Month Certain Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  If the Participant dies within the first 180 months of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 180-month term.

(c)           Joint and 50% Survivor Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  Following the Participant’s death, the Participant’s Beneficiary will receive monthly benefits equal to 50% of the monthly benefit that was payable to the Participant for the remainder of the Beneficiary’s lifetime.

(d)           Joint and 75% Survivor Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  Following the Participant’s death, the Participant’s Beneficiary will receive monthly benefits equal to 75% of the monthly benefit that was payable to the Participant for the remainder of the Beneficiary’s lifetime.

(e)           Joint and 100% Survivor Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  Following the Participant’s death, the Participant’s Beneficiary will receive monthly benefits equal to 100% of the monthly benefit that was payable to the Participant for the remainder of the Beneficiary’s lifetime.

5.3           Documentation of Retirement Benefit.  Upon a  Participant's Early,
Normal, or Postponed Retirement Date, permanent disability or termination of employment with a vested Accrued Benefit, the Corporation shall execute and deliver to the Participant, or if deceased, to the Beneficiary, an Agreement confirming the Corporation's legal duty to pay the Supplemental Pension Benefit in accordance with the form of payment selected by the Participant or Beneficiary, and summarizing such payment terms.

ARTICLE VI

Supplemental Savings Benefit Distributions

6.1           Termination of Employment.  If a Participant terminates employment with the Corporation, the Supplemental Savings Plan Benefit shall be payable to him in a lump sum within 60 days following his termination of employment.

6.2           Payment of Benefits to Beneficiary.  If the Participants dies while an employee of the Corporation or prior to receiving payment under Section 6.1, his Supplemental Savings Benefit, shall be payable to his Beneficiary within 60 days of his death.

ARTICLE VII

Change In Control

7.1           Change In Control.  Not later than ten (10) business days after the date on which a Change In Control occurs, the Corporation shall be obligated to the Participants to contribute an amount equal to the cumulative Accrued Benefits for all Participants and Beneficiaries under this Plan (together with an additional amount to cover all estimated administration expenses associated with the payment of such Benefits) into the trust established as of July 1, 1987 by and between the Corporation and Dauphin Deposit Bank and Trust Company (Trustee) (the "Rabbi Trust"), for future distribution by the Trustee, or any successor Trustee, in accordance with the terms of this Plan, and the Rabbi Trust.  Contemporaneous with such contribution, the Corporation shall also provide to the Trustee or successor Trustee all instructions regarding the Participants, Beneficiaries, and their benefits necessary for the Trustee to carry out its duties under the Trust.  Nothing in this Plan shall preclude the Corporation from funding the Rabbi Trust prior to a Change In Control.

ARTICLE VIII

Administration

8.1           Administration of the Plan.  The Plan shall be administered by the Committee, referred to herein as the Administrator.  Members of the Committee, if otherwise eligible, shall be eligible to participate in the Plan, but no such member shall be entitled to make decisions solely with respect to his participation.  The Administrator shall be vested with full authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan.  Any determination, decision or action of the Administrator in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any and all person claiming under or through any Participant.  The Administrator shall have the authority to:

(i)           Employ agents to perform services on behalf of the Administrator and to authorize the payment of reasonable compensation for the performance of such services.

(ii)           Delegate to the Pension Committee the authority to perform administrative duties otherwise reserved to the Administrator herein.

8.2           Cost of Administering the Plan.  The Corporation shall bear the costs of administration of the Plan.

ARTICLE IX

Amendment and Termination

9.1           Amendment.  The Corporation, acting through the Board or a Committee thereof, may at any time amend this Plan, in whole or in part, by an instrument in writing, executed by the Board or a Committee thereof; provided, however, that no amendment shall be made which would have the effect of decreasing any Participant's Accrued Benefit determined just prior to the amendment.

9.2           Termination.  The Corporation, acting through its Board or a Committee thereof, may at any time terminate this Plan by an instrument in writing executed by the Board or its designee; provided, however,

(a)           no such termination shall be made which would have the effect of decreasing any Participant's Accrued Benefit determined just prior to the amendment.

(b)           the Corporation, by action of its Board or a Committee thereof, may elect to accelerate all distributions at the time it elects to terminate the Plan; provided, however, that with respect to a Participant’s Post-2004 Supplemental Pension Benefit, such distribution may be accelerated only to the extent such acceleration is permitted under Treasury Regulation section 1.409A-3(j)(4)(ix).

ARTICLE X

Miscellaneous

10.1          No Right of Employment.  Nothing in the Plan shall be deemed to grant a Participant any rights other than those specifically outlined in the Plan.  Nothing in the Plan shall be deemed to create any right of, or contract for, employment between a Participant and the Corporation.

10.2          Withholding.  The Corporation may deduct, with respect to any payments due or benefits accrued under this Plan, any taxes required to be withheld by Federal, state or local governments.

10.3          Non-Assignability of Benefits.  Neither the Participant nor any Beneficiary shall have the power to transfer, assign, anticipate, modify or otherwise encumber in advance any of the payments that may become due hereunder; nor shall any such payments be subject to attachment, garnishment or execution, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.

10.4          No Funding.  Any provision for payments hereunder shall be by means of bookkeeping entries on the books of the Corporation and shall not create in the Participant or his Beneficiary any right to, or claim against any specific assets of the Corporation, nor result in the creation of any trust or escrow account for the Participant or Beneficiary.  A Participant or Beneficiary entitled to any payment of benefits hereunder shall be a general creditor of the Corporation.

10.5          Forfeiture on Termination For Cause.  Notwithstanding any provision to the contrary (including the acceleration of vesting and payment provisions relating to Change In Control), if any Participant is terminated for cause, all benefits hereunder shall be forfeited and the Corporation shall have no further obligation to the Participant (or his Beneficiary) hereunder.  For purposes of this Plan, "cause" means (i) an act or acts of personal dishonesty taken by the Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Corporation, (ii) repeated violations by the Participant of the Participant's obligations under the Participant's employment agreement where applicable which are demonstrably willful and deliberate on the Participant's part and which are not remedied in a reasonable period of time after receipt of written notice from the Corporation or (iii) the conviction of the Participant of a felony.

10.6          Gender and Number.  As used herein the masculine pronoun shall include the feminine and neuter genders, the singular shall include the plural, and the plural the singular, unless the context clearly indicates a different meaning.

10.7          Controlling Law.  This Plan and the respective rights and obligations of the Corporation and the Participants and Beneficiaries, except to the extent otherwise provided by Federal law, shall be construed under the law of the Commonwealth of Pennsylvania.

10.8          Code Section 409A.  To the extent applicable, it is intended that this Plan comply with the provisions of Code Section 409A.  References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.  This Plan shall be administered and interpreted in a manner consistent with this intent.  If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations.  Notwithstanding the foregoing or any other provision of this Plan to the contrary, neither the Corporation nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant, spouse, or beneficiary with respect to any payments provided hereunder.

/S/ Gerald Vinci	/S/ Mark E. Kimmel
Gerald Vinci	Mark E. Kimmel
Vice President, Human Resources Americas	General Counsel and Corporate Secretary

12/22/08	12/22/08
Date	Date